Exhibit 2.2

DATED 30 MAY 2016

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B SHARE TRUST DEED

THIS DEED is dated 30 May 2016.
PARTIES
(1)	TORM PLC, a company duly incorporated in England & Wales with number 09818726 (Company).
(2)
SFM TRUSTEES LIMITED incorporated and registered in England and Wales with company number 7359549 whose registered office is at 35 Great St. Helen's, London EC3A 6AP, United Kingdom (Original Trustee).

BACKGROUND
(A)
To establish the Company as the new holding company of the TORM group so as to improve the marketability of the TORM group and attract a more diversified investor base to facilitate a potential dual listing in the U.S., the Company intends to make an exchange offer ("Exchange Offer") to exchange shares and warrants in TORM A/S for new shares and warrants in the Company.

(B)
If the minimum acceptance condition to the Exchange Offer is satisfied (and not waived) and the Exchange Offer becomes or is declared unconditional, the Company will acquire at least 90% of the issued share capital and voting rights of TORM A/S (on a fully diluted basis) and then implement a Squeeze Out to acquire any remaining shares in TORM A/S, including the B share in TORM A/S held by the Original Trustee in exchange for the issue of a new B Share in the Company with substantially similar rights.

(C)
The Company also proposes to amend the articles of association of TORM A/S to permit the transfer of the TORM A/S B share held by the Original Trustee to the Company in exchange for the issue of a new B share in the Company with substantially similar rights.

(D)	The one B Share which the Company will issue to the Original Trustee will, from the date of issue, be held on the terms of this deed.
(E)
The B Share in the Company offers certain minority shareholder protection rights to be implemented by the Company and included in the articles of association of the Company, including the appointment of a minority shareholder director to the board of directors of the Company.

(F)
The trust created by this deed is intended to facilitate the holding of the B Share, which confers the ability to appoint the minority shareholder director to the board of the Company, on behalf of the Non-Oaktree Shareholders.

(G)	The Original Trustee has agreed to act as the first trustee of the trust created by this deed on the terms of this deed.
(H)	The Company has paid £10 to the Original Trustee to be held on the trust declared in this deed.

OPERATIVE PARTS
1.             Definitions
The following definitions and rules of interpretation apply in this deed.
1.1	Definitions:
Affiliate means
(a)
in relation to a person (other than an individual or a limited partnership), a person that directly or indirectly Controls or is Controlled by or is under common Control with the person specified, provided that, if a limited partnership directly or indirectly Controls the person specified, a person who directly or indirectly Controls that limited partnership shall only be considered to be an Affiliate of the specified person if it is included in paragraph (b) below;

(b)
in relation to a person who is a limited partnership, the general partner, manager or adviser of that limited partnership together with any other fund, limited partnership or other person whose assets are under the Control of, or managed or advised by, that general partner, manager or adviser or of/by a person Controlled by, or under common Control with, that general partner, manager or adviser, but excluding any limited partner of the limited partnership;

(c)	in relation to an individual, a person who would be connected with that individual for the purposes of section 252 of the UK Companies Act 2006 if that individual was a director of a company; and
(d)
in relation to a person (including an individual or a limited partnership), any person (the "Transferee") to whom the specified person or any of its Affiliates (as defined in (a), (b) or (c) above) (the "Transferor") transfers Shares or Book Entry Interests or the beneficial ownership of Book Entry Interests (the "Transferred Shares") in circumstances where:

(i)	the Transferee receives or holds the Transferred Shares in a trustee or similar fiduciary capacity for the benefit of the Transferor;
(ii)	the Transferee is subject to a contractual or other obligation to transfer any Transferred Shares back to the Transferor at a later date (whether or not such obligation is subject to any conditions);
(iii)
the Transferor retains or is granted an option or other right to demand or require any Transferred Shares to be transferred to it at a later date (whether or not such option or right is subject to any conditions); or

(iv)	the Transferor retains an economic interest (whether directly or indirectly) in such Transferred Shares.
Articles means the Company's articles of association.
A Shares means the ordinary class A shares of the Company.

Beneficial Owner means the person who holds the beneficial interest in an A Share whether directly or through holding Book Entry Interests or through being recorded in the books of a Depositary or any intermediary holding Book Entry Interests as the holder of such beneficial interest provided that there cannot be more than one Beneficial Owner in respect of the same A Share.
Board Observer means any person appointed by the B Shareholder as a board observer from time to time pursuant to article 74 of the Articles.
Book Entry Interests means interests in A Shares as recorded in the books of a Depositary (or its agent or nominee) or A Shares in respect of which a Depositary has issued depositary receipts or A Shares in certificated form which are not registered in the name of a Depositary (or its agent or nominee).
B Share means the single class B share of the Company to be issued to the Original Trustee by the Company in consideration of the acquisition by the Company of the TORM A/S B share.
B Shareholder means the person entered in the Company's register of members as the holder of the B Share.
Business Day means any day other than a Saturday or Sunday or other day on which commercial banks in New York, Copenhagen or London are authorised or required by law to close.
Committee Request has the meaning given to it in clause 7.2.
Companies Act means the UK Companies Act 2006 as amended together with any statutory instruments made thereunder.
"Control" of a person (including with correlative meanings given to the terms "Controlled by" and "under common Control with") means, (i) the right, power or authority to direct the management and policies of such person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, (ii) ownership of more than 30 per cent of the voting rights, or (iii) the right to appoint at least 30 per cent of the members of the board of directors (or any equivalent management body).
Depositary means a person who holds A Shares and offers depository and/or book entry and/or depositary services to facilitate trading in A Shares.
Directions Deadline means 5pm London time on the date specified in any Directions Request as being the deadline for Shareholders to respond, which if there is a Shareholder Voting Deadline, shall be a date that is no later than two (2) Business Days before the applicable Shareholder Voting Deadline.
Directions Request means a request by the Trustee to the Shareholders (via the Company) for instructions with respect to the exercise of any rights the Trustee has as B Shareholder in relation to the appointment, termination or replacement of the Minority Director and/or the Board Observer together with any other matter which will change the relationship between the A Shares and the B Share in the Company either by changing existing differences or by creating new share classes or any other matter which requires the consent of the B Shareholder pursuant to the Articles or the Companies Act.
Fee Letter means the letter dated 30 May 2016 between the Company and the Original Trustee setting out the agreed terms and conditions for its appointment under this deed including, without limitation, the fees payable to the Trustee.
Minority Director means any person appointed as a B director of the Company from time to time pursuant to article 74 of the Articles.
Non-Oaktree Shareholders means all Beneficial Owners from time to time who are not members of the Oaktree Group.
Oaktree Group means the Original Oaktree Shareholder and its Affiliates, other than the Company and its subsidiaries from time to time.
Original Oaktree Shareholder means OCM Njord Holdings S.à r.l.
Perpetuity Period has the meaning given to it in clause 3.
Record Date means a date designated by the Company, acting reasonably, for each Directions Request and Committee Request, respectively, on which each Shareholder's interest in A Shares is determined for the purposes of assessing shareholding thresholds for the purpose of such Directions Request or Committee Request, as applicable.
Registered Shareholders means those persons entered in the Company's register of members as holders of A Shares.
Shareholder Group means those Shareholders who are Affiliates of one another.
Shareholder Voting Deadline means the date on which the Trustee must exercise its rights as the B Shareholder as notified by the Company to the Trustee.
Shareholders means:
(a)	until the Threshold Date, all Non-Oaktree Shareholders; and
(b)	following the Threshold Date, all Beneficial Owners.
Squeeze Out means the exercise of compulsory acquisition rights in respect of minority shareholdings in TORM A/S (including the TORM A/S B share) pursuant to Danish law.
Threshold Date shall have the meaning set out in the Articles.
Trust means the trust established by this deed and known as the B Share Trust.
Trustee means the Original Trustee, or any successor trustee of the Trust for the time being.
Trust Period means the period beginning when the B Share is issued to the Trustee and ending on the earliest of:

(a)	the end of the Perpetuity Period; or
(b)	the date the Trustee declares, by deed, to be the end of the Trust Period (not being earlier than both the date of that deed and the Threshold Date).
Trust Property shall be comprised of:
(a)	the sum of £10 (referred to in Background (F));
(b)	the B Share;
(c)	all money, investments and other property representing, or derived from, clause (a) and (b) above; and
(d)	any additional Trust Property received as contemplated by clause 5.
1.2	Clause and paragraph headings shall not affect the interpretation of this deed.
1.3	A person includes a natural person, corporate or unincorporated body (whether or not having a separate legal personality).
1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
1.8	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.9	A reference to writing or written includes fax and email.
1.10
A reference to this deed or to any other agreement or document referred to in this deed is a reference to this deed or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this deed) from time to time.

1.11	References to clauses are to the clauses of this deed.
1.12
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.             Declaration of Trust
2.1
During the Trust Period, the Trustee shall hold the Trust Property on trust for the Shareholders absolutely and shall exercise its voting and other rights in respect of the Trust Property in accordance with the terms of this deed.

2.2	The Trustee may at any time after the occurrence of the Threshold Date, acting in its sole discretion, declare by deed the end of the Trust Period and shall notify the Company of the same.

3.             Perpetuity Period
The Perpetuity Period that applies to this Trust is the period from the start of the Trust Period and ending on the earlier of:
(a)	the day before the 125th anniversary of that date; and
(b)	the day after the day that the B Share is redeemed by the Company in accordance with the Articles.
4.             Trusts at the Expiration of the Trust Period
4.1
At the expiry of the Trust Period, the Trustee shall hold the Trust Property (if any) on trust (after paying or providing for any costs, charges or expenses incurred, or to be incurred, by the Trustee) for charitable purposes generally and shall be permitted at that time to gift any Trust Property to a charity of its choice or to otherwise dispose of any Trust Property as it sees fit and donate the proceeds of any such disposal to the charity of its choice.

4.2	There shall be no resulting trust in favour of the Company at the expiration of the Trust Period.
5.             Additions to the Trust Property
The Trustee may receive any gift or donation (whether of money or other property to be held as an addition to the Trust Property at any time, from any person. Any additions to the Trust Property shall be held by the Trustee on the trusts declared in this deed and such other terms (which do not conflict with the terms of this deed) as the donor may specify.
6.             Initial Appointments
6.1
Following the issue of the B Share by the Company to the Original Trustee, upon the receipt of the first notification or request by the Company for the Trustee as the B Shareholder to vote in relation to the appointment, termination or replacement of the Minority Director or the Board Observer, the Trustee shall not be required to issue a Directions Request pursuant to clause 7 below and instead shall exercise its rights as the B Shareholder to nominate David Weinstein of 151 Central Park West New York NY 10023-2012, USA as the Minority Director and Jeffrey S. Stein of One North Lexington Avenue, Suite 1550, White Plans NY 10601, USA as Board Observer.

7.             Voting
7.1
Subject to clause 6 above and clause 7.2 below, the Trustee shall distribute a Directions Request or a Committee Request (as appropriate) to the Shareholders by sending the same to the Company within two (2) Business Days following any of the following:

(a)
receipt by the Trustee of any notification or request by the Company for the B Shareholder to vote (i) in relation to the appointment, termination or replacement of the Minority Director and/or the Board Observer or (ii) any other matter which will change the relationship between the A Shares and the B Share in the

Company either by changing existing differences or by creating new share classes or any other matter which requires the consent of the B Shareholder to the Articles or the Companies Act;
(b)
receipt by the Trustee of any notification from the Minority Director or the Board Observer that such person intends to resign as Minority Director or wishes to be removed as a Board Observer; or receipt by the Trustee of a notice from the Company that the Minority Director or Board Observer has died, become permanently incapacitated, been terminated without notice or is otherwise unable to serve as a Minority Director or Board Observer, as applicable;

(c)	receipt by the Trustee of the recommendations of any appointment committee provided to the Trustee pursuant to clause 7.4;
(d)
receipt by the Trustee of a request in writing by one or more Shareholders who certify that they hold in aggregate at least 5% of the Beneficial Interests that the Trustee exercise any rights it has as B Shareholder, including to appoint, terminate or replace the Minority Director or the Board Observer; or

(e)	the appointment of the Board Observer as the Minority Director pursuant to clause 7.12(b).
7.2
Prior to a Directions Request being issued in relation to the appointment or replacement of the Minority Director or the Board Observer, the Trustee shall distribute a notice to Shareholders inviting them to form an appointments committee (a Committee Request) by sending the Committee Request to the Company and specifying a deadline for all Shareholders to respond, which shall be not less than five (5) Business Days after the date of the Committee Request. Any Committee Request shall request Shareholders who believe that they might be among the Company's largest Shareholder Groups and who wish to form part of such committee to provide a certification that they are Shareholders and confirming the aggregate number of A Shares that they, together with their Affiliates, beneficially hold as at the Record Date. The Company shall use its reasonable endeavours to procure that when the Committee Request is distributed to Shareholders, it specifies the Record Date and sets out the process for Shareholders to respond. The Company shall distribute a Committee Request to Shareholders, and any response to a Committee Request by Shareholders shall be given, through systems used by the Company from time to time for the process of giving notice of, and receipt of instructions relating to, general meetings of the Company and provided by the transfer agent, share registrar, any Depositary and/or another service provider as further described in the Committee Request.

7.3
An appointments committee shall then be formed from those Shareholders consisting of the three largest Shareholder Groups (by number of A Shares beneficially held) who respond affirmatively to the Committee Request. The appointments committee shall interview and assess potential candidates to become the Minority Director or Board Observer as the case may be. The Shareholders forming part of the appointments committee shall be entitled to engage recruitment consultants on behalf of the appointments committee, at the cost of the Company, as reasonably required in order to carry out the responsibilities of the appointments committee. The appointments committee shall notify the Company of its recommendation no later than seven (7) Business Days after the formation of the appointments committee and the Company shall notify the Trustee of the appointment committee's recommendation within two (2) Business Days of receipt of the notice of the recommendation from the appointments committee. Any members of such appointments committee shall represent only their own interests and shall not assume responsibility or not owe any duties to the Trustee, the Company, any Shareholders, any member of the Oaktree Group or any other person as a result of serving on such committee.
7.4
On receipt of a Committee Request, the Company shall promptly withdraw or postpone any existing Shareholder vote request relating to the B Share and will re-issue such request to the Trustee as the B Shareholder or reschedule the vote once the Company has been notified of the appointment committee's recommendations in accordance with clause 7.3 above.

7.5
Within two (2) Business Days following receipt of a Directions Request or Committee Request from the Trustee, the Company shall distribute to the Shareholders such Directions Request or Committee Request and, as requested by the Trustee, either direct all responses (the Directions Responses) to the Trustee or collate the responses to such communications and as soon as possible deliver them to the Trustee. The Company shall distribute any Directions Request or Committee Request to Shareholders, and any Directions Responses shall be given, through systems used by the Company from time to time for the process of giving notice of, and receipt of instructions relating to, general meetings of the Company and provided by the transfer agent, share registrar, any Depositary and/or another service provider as further described in the Directions Request or Committee Request, as applicable.

7.6	The Company shall distribute the Directions Request or Committee Request, as applicable to Shareholders:
(a)
by making a public announcement that a Directions Request or Committee Request has been made, and that the relevant document is available either (i) on the Company's website or (ii) from the transfer agent, share registrar, any Depositary or other service provider referred to in clause 7.5, as applicable, in each case to be completed and returned; and

(b)	electronically in the same manner as when distributing information concerning general meetings in the Company.
7.7
As soon as practicable following the date of this deed, the Company shall notify the Shareholders concerning the existence of the deed by way of a public announcement on the Company's website and request them to send their e-mail addresses to the Company so that they may be contacted by e-mail in connection with any Directions Request or Committee Request. Each Shareholder is responsible for providing a correct and current e-mail address to the Company and the Company is not responsible for and has no obligation to verify any such e-mail address nor has the Company any obligation to collect e-mail addresses of Shareholders who have not provided their e-mail address to the Company. For the purposes of any applicable data protection legislation, by providing an e-mail address and/or any other identity or address information, that Shareholder authorises the Company to retain and hold such information and use it for the purposes of the Company, the transfer agent, the share registrar, any Depositary or any other service provider working for the Company, communicating with Shareholders.
7.8
The Company shall not be responsible for distributions of Directions Requests or Committee Requests or any other materials from the transfer agent, share registrar, any Depositary and/or another service provider to Shareholders, which shall be subject to any arrangements between such Shareholders and their Depositary.

7.9
The Company has no responsibility for nor any obligation to verify any information received from any of the Shareholders or the Trustee under or in connection with this Deed including but not limited to any information contained in any Directions Responses received by the Company and delivered to the Trustee or requests to the Trustee pursuant to clause 7.1(d).

7.10	Any Directions Request shall:
(a)	seek the direction of the Shareholders for the exercise of voting or appointment rights attaching to the B Share;
(b)
request Shareholders to identify themselves and provide a certification as part of the Direction Response that they are Shareholders and confirming the number of A Shares they beneficially hold as at the Record Date;

(c)	request the direction of the Shareholders on the matters being put to them by the Trustee; and
(d)	specify the applicable Directions Deadline.
7.11
Subject to clause 6 above, the Trustee shall comply with the directions (as set out in the Directions Responses) of the Shareholders beneficially holding a simple majority of the A Shares beneficially held as at the Record Date by the Shareholders who submit a Directions Response by the applicable Directions Deadline (which can be represented by a single Shareholder) when exercising the voting rights and appointment rights attaching to the B Share (whether by a poll or otherwise). The Trustee shall be entitled to rely on the Directions Responses received and any other information provided by Shareholders, transfer agents, share registrars, Depositaries, other service providers or the Company.

7.12	If the Trustee does not receive directions from at least one Shareholder by the applicable Directions Deadline in a Directions Request (First Directions Request):
(a)	if the First Directions Request was in relation to the re-election of an existing Minority Director, the Trustee shall vote the B Share to approve such re-election;
(b)	if the First Directions Request was to replace a Minority Director pursuant to clauses 7.1(a) or 7.1(b) above, either:

(i)	the Trustee shall appoint the Board Observer and issue a Directions Request to identify a replacement Board Observer as contemplated by clause 7.1(e); or
(ii)
if there is no Board Observer who is able to act as Minority Director, the Trustee shall abstain from voting the B Share and shall issue a new Directions Request (Second Directions Request) to Shareholders informing Shareholders that if all Shareholders fail to provide Directions Responses by the applicable Directions Deadline in the Second Directions Request so that the position of Minority Director can be filled by (i) if the Minority Director has given notice of their resignation, the later of five weeks from the date of such notice or one week from the date the Minority Director ceases to be a director of the Company; or (ii) if the Minority Director has ceased to be a director of the Company without giving notice of their resignation, five weeks from the date on which the Minority Director ceases to be a director of the Company, (provided that, if the Company has committed a breach of its obligations under this deed that in any way delays or interferes with the appointment of the Minority Director, such time period shall not commence for so long as such breach is continuing), the approval regime in relation to Reserved Matters as set out in article 131 of the Articles shall be suspended until such time as a Minority Director is appointed in accordance with article 131.6 of the Articles; and

(c)	if the Directions Request is in relation to any other matter set out in clause 7.1, the Trustee shall abstain from voting the B Share.
7.13	The Trustee shall not be under any obligation to call for a poll at any general meeting of the Company through its holding of the B Share.
8.             Protection of Shareholders
8.1
If the Company fails to pay any costs, fees, reimbursements or expenses of the Trustee in accordance with the terms of this Deed, one or more of the Shareholders may elect (but shall be under no duty to do so) to pay such costs, fees, reimbursements or expenses of the Trustee, and the Company shall indemnify such Shareholders in full and on demand for any sums paid in accordance with this clause 8.1.

9.             Protection of Trustee
9.1
The Company shall keep the Trustee and each director, officer or employee of any corporate trustee fully indemnified on demand against any actions, claims, costs, demands, reasonable expenses and all other liabilities to which it is (or becomes liable) as Trustee because of any act, event or thing except where such actions, claims, costs, demands, reasonable expenses and other liabilities are attributable to fraud, wilful misconduct or gross negligence by that person.

9.2	The Trustee shall have the benefit of all the powers, privileges and immunities conferred on trustees by statute or by law.

9.3	The Trustee shall benefit from the protections set out in Schedule 1 (Trustee Protections), except in circumstances of fraud, gross negligence or wilful misconduct by the Trustee.
10.           Changes of Trustee
10.1	There shall be a single Trustee who shall in all circumstances be a corporate Trustee.
10.2
The Trustee may, at any time, by written notice given to the Company, resign his appointment by giving one month's written notice to the Company (or any shorter period agreed in writing by the Company). Without prejudice to the Trustee's right to resign as set out in clause 13.2, the Trustee may only exercise this right if a replacement Trustee has been appointed to replace the Trustee with effect before or on the resignation of the exiting Trustee becoming effective.

10.3	The Company shall have power by deed, subject to obtaining the prior consent of the holders of a simple majority of the Beneficial Interests held by the Shareholders:
(a)
to remove the Trustee from office by thirty (30) days' written notice to the Trustee (unless waived by the Trustee) without giving any reason for the removal. This power can only be exercised if a replacement Trustee will be in place (whether by virtue of an appointment taking effect immediately upon the removal or otherwise) immediately after its exercise; and

(b)	to appoint a person (or persons) in place of any Trustee who ceases to be a Trustee for any reason.
10.4	If a person ceases to be the Trustee for any reason, the Company shall immediately seek the consent of the Shareholders in accordance with Clause 10.3 to appoint a new Trustee.
10.5
A resigning or removed Trustee shall execute all transfers or other documents and do all acts necessary to vest the Trust Property in a new Trustee and transfer to any such Trustee any books and records relating to the Trust that such Trustee holds and provide any further reasonable assistance required by such Trustee in connection with such transfer. A resigning or removed Trustee who is liable under this deed in any way shall not be bound to transfer the Trust Property unless reasonable security is provided to indemnify that Trustee against the liability.

10.6
Any resigning or removed Trustee shall continue to have the benefit of, and be entitled to rely on, the provisions of this deed excluding or restricting its liability, including without limitation paragraphs 7, 8 and 9 of Schedule 1 (Trustee Protections).

11.          Information Supplied to the Trustee
The Trustee has no responsibility for, nor any obligation to verify, and shall be entitled to assume the accuracy of any information received from the Company or any of the Shareholders under or in connection with this deed, including but not limited to any Directions Responses.

12.           Power to Amend
12.1
During the Trust Period, the Company and the Trustee shall have power to amend, restrict, release or extend the trusts, powers and provisions of this deed in any manner by deed, upon the approval of the holders of a simple majority of the Beneficial Interests held by the Shareholders (subject to clause 12.2).

12.2	No exercise of the power contained in clause 12.1 may:
(a)	extend the power conferred by clause 12.1 or remove the restrictions contained in this clause 12.2;
(b)	alter or affect the rights of any person accrued before the date of the amendment (except with that person's prior consent in writing); or
(c)	invalidate any previous payment or application of the Trust Property or affect any part of the Trust Property to which any person has previously become absolutely entitled.
12.3
Every power, authority or discretion conferred on the Trustee (or any other person) and not expressly made exercisable only during a period allowed by law shall (despite anything else in this deed) only be exercisable during the Trust Period and during any further period (whether definite or indefinite) that the law allows in respect of the particular power, authority or discretion.

13.           Costs
13.1
All reasonable costs, charges and expenses of, and incidental to, the preparation, operation and determination of the Trust or the management of the Trust Property (including remuneration of the Trustee and any stamp duty and stamp duty reserve tax payable) shall be paid by the Company on terms set out in the Fee Letter.

13.2
Notwithstanding any other provision of this deed, the Trustee may refrain from acting or performing any obligation under this deed and/ or may resign with immediate effect if at any time amounts owed to it under the Fee Letter or this deed are in arrears by more than thirty (30) days. The Trustee shall promptly notify the Company (and the Company shall promptly notify each of the Shareholders) if any amounts have not been paid within five (5) Business Days of the date they were due.

14.           Remuneration of Trustee
14.1
The Trustee shall act in accordance with the terms and conditions it has agreed with the Company as set out in the Fee Letter. The Company agrees to be bound by the terms and conditions required by any replacement Trustee provided that such terms and conditions are not considered materially less favourable for the Company than the previous Trustee's terms and conditions and provided that the primary obligations of the Company shall remain the same without any material increased exposure for the Company. If there is any dispute as to whether a replacement Trustee's terms and conditions are not considered materially less favourable for the Company than those of the previous Trustee or whether the primary obligations of the Company remain the same without any material increased exposure for the Company, such terms and conditions shall be discussed in good faith between the Company and the replacement Trustee.
14.2	Any Trustee may:
(a)
transact, in its own office, on behalf of the Trust or any Shareholder, any business which it is authorised to undertake in its constitution and in which it is then ordinarily engaged, on the same terms as would be made with an ordinary customer. If the Trustee is a bank, it shall be entitled to act as a banker to, and make advances to, the Trustee in connection with the Trust, without accounting for any profit made by so acting and in all respects as if it were not a Trustee; and

(b)
employ as a banker, an investment adviser or other agent, on behalf of the Trust, any corporation, firm or enterprise associated with it. However, this agent must be authorised to undertake the business for which it is employed and ordinarily be engaged in that business. All the charges made for work done or services provided in connection with the Trust must be reasonable and normal.

14.3
Any Trustee (or company associated with a Trustee) who carries on the business of the provision of accounting, auditing, banking, custodian fiscal insurance, legal or other professional financial services of any kind may provide those services for the Trust on the same terms as those made with an ordinary customer, and without accounting for any profit made.

15.           Governing Law
This deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
16.           Jurisdiction
16.1
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

16.2
Each party irrevocably consents to any process in any legal action or proceedings under clause 16.1 being served on it in accordance with the provisions of this deed relating to service of notices. Nothing contained in this deed shall affect the right to serve process in any other manner permitted by law.

17.           Irrevocability
The trust declared in this deed is irrevocable.
18.           Assignment and Other Dealings
Subject to any steps required to replace the Trustee in accordance with clause 10, this deed is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this deed. For the avoidance of doubt, this clause 18 does not apply to any third party beneficiaries under this deed.
19.           Third Party Rights
19.1
Subject to clause 19.2 and 19.3 and save as otherwise specifically provided for in this deed, the parties to this deed do not intend that any term of this deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this deed.

19.2
The Shareholders shall be entitled to enforce the rights conferred upon them under this deed and they shall also be entitled to enforce any obligations owed by the Company to the Trustee under this deed on the Trustee's behalf with the agreement of the Trustee, not to be unreasonably withheld.

19.3	Any officer, employee and agent of the Trustee shall be entitled to enforce the rights conferred upon them under paragraph 5 of Schedule 1 (Trustee Protections).
19.4	The Company shall ensure that a copy of this deed, together with any subsequent amendments, is made available on its website so that Shareholders can view it.
20.           Notices
20.1	Any notice, request or other communication given under or in connection with this deed shall be in English, provided in writing and shall be given in person or by post, fax or e-mail.
20.2	The address, fax number and e-mail address for each party for any notice to be provided under or in connection with this Deed are:
(a)	those set out in the signature block for that party on the signature pages to this Deed; or
(b)	any substitute address, fax number or e-mail address provided by a party to the other by not less than five 5 Business Day's written notice.
20.3	Any notice or other communication given under this clause 20 shall be deemed to have been received:
(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;
(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;
(c)	if sent by fax or e-mail, when received in legible form.
20.4	This clause 20 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

21.           Counterparts
21.1
This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

21.2
Transmission of an executed signature page to this deed by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this deed and each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

21.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1
Trustee Protections
1.	The Trustee shall have only those duties, obligations and responsibilities expressly specified in this deed and no others shall be implied.
2.
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this deed. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this deed, the provisions of this deed shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this deed shall constitute a restriction or exclusion for the purposes of that Act.

3.	Nothing in this deed constitutes the Trustee as an agent, trustee or fiduciary of the Company or any Shareholder or Registered Shareholder.
4.
The Trustee may refrain from acting in accordance with any instructions of any Shareholders or otherwise in respect of any obligation, discretion or power under this deed until it has received any security from the Company (which may include, without limitation, a request for money to be provided on account) that it may in its discretion require for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions, obligations, discretions or powers.

5.
Neither the Company nor any Registered Shareholder or Shareholder shall take any proceedings against any officer, employee or agent of the Trustee in respect of any claim it might have against the Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to this deed.

6.
The Trustee may engage and rely on the advice or services of any lawyers or other professional advisers for any matter related to this deed and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

7.	The Trustee will not be responsible or liable for:
(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Company, Shareholders or any other person in connection with this deed (including, without limitation, in any Directions Request) or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this deed;

(b)
any determination as to whether any information provided or to be provided to any Shareholder is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise; or

(c)	confirming that the formalities of any appointment of a Minority Director or Board Observer have been complied with.

8.	The Trustee will not be liable for:
(a)	any act (or omission) if it acts (or refrains from acting) in accordance with the directions of the relevant Shareholders;
(b)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with this deed unless directly caused by its gross negligence, wilful misconduct or fraud;

(c)
exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, this deed or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, this deed; or

(d)
without prejudice to the generality of paragraphs (a) to (c) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of any act, event or circumstance not reasonably within its control.

8.2
The Trustee will not be under any obligation to satisfy itself that in nominating any person as a Minority Director or Board Observer, the conditions of appointment contained in the Company's articles of association have been or will be complied with.

9.
Without prejudice to any provision of this deed excluding or limiting the liability of the Trustee, any liability of the Trustee arising under or in connection with this deed shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Trustee or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Trustee at any time which increase the amount of that loss. In no event shall the Trustee be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Trustee has been advised of the possibility of such loss or damages.

SIGNATURE PAGES
The Company

Executed as a deed by	/s/ Jacob Melgaard
for and on behalf of TORM PLC	Jacob Melgaard
Director

/s/ Illegible
Director

Notice details

Address:

Fax number: +45 3917 9380

e-mail: man@torm.com

Attention: CEO Jacob Meldgaard

The Original Trustee

Executed as a deed by
for and on behalf of SFM TRUSTEES LIMITED	/s/ Illegible
in the presence of:	Authorised Signatory

/s/ Charmaire de Castro
Charmaire de Castro
Witness

Name: Charmaire de Castro
Address: 35 Great St Helens London EC3A 6AP

Occupation: Assistant Manager

Notice details

Address: 35 Great St. Helen's, London
 EC3A 6AP, United Kingdom

Fax number: +44(0) 207 398 6325

e-mail: directors-uk@sfmeurope.com

Attention: The Directors

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